Exhibit 99.(9)(h)

Execution

AMENDMENT TO CUSTODIAN CONTRACT

THIS AMENDMENT TO CUSTODIAN CONTRACT (the “Amendment”) is made as of January 1, 2025, amending the Custodian Contract dated as of April 11, 1986 (as amended, supplemented, restated or otherwise modified, the “Contract”) by and between abrdn Asia-Pacific Income Fund, Inc. (formerly known as The First Australia Prime Income Fund, Inc.)(the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.             Amendment to Section 13 (Effective Period, Termination and Amendment) of the Contract. The first two paragraphs of Section 13 (Effective Period, Termination and Amendment) of the Contract are hereby deleted in their entirety and replaced with the following paragraphs:

“This Contract shall continue in full force and effect for an initial term commencing on the date hereof and ending December 31, 2029 (the “Initial Term”). After the expiration of the Initial Term, this Contract may be extended for successive one-year terms (each, a “Renewal Term”), subject to review and approval by the Fund’s Board of Directors. To terminate the Contract, a written notice of non-renewal must be delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or ninety (90) days prior to the date of termination during any Renewal Term, as the case may be. During the Initial Term and thereafter, either the Fund or the Custodian may terminate this Contract: (i) in the event of the other party's material breach of a material provision of this Contract that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 1 1 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. Upon termination of this Contract pursuant to this paragraph, the Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

During the Initial Term or any Renewal Term of the Contract, in the event of: (i) the Fund’s termination of this Contract for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Fund (or its respective successor), then the Fund shall pay the Custodian its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian with respect to the Fund), and shall reimburse the Custodian for its costs, expenses and disbursements as provided in the Contract. For the avoidance of doubt, during the Initial Term or any Renewal Term, no payment will be required pursuant to this paragraph in the event of any transaction such as a merger of the Fund into, or the consolidation of the Fund with, another entity, or a change in control of the Fund or its adviser that results in a termination of the Contract, or the sale by the Fund of all, or substantially all, of its assets to another entity, or in the event of a liquidation or dissolution of the Fund and distribution of the Fund’s assets.”

2.             Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Contract.

3.             One Agreement. Except as expressly amended by this Amendment, all provisions of the Contract shall remain in full force and effect. Upon the execution of this Amendment, this Amendment and the Contract shall form one agreement.

4.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Contract (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

5.             Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ABRDN ASIA-PACIFIC INCOME FUND, INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	VP

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Maning Director